Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Cooper Industries plc for the registration of Ordinary Shares, Preferred Shares, Depositary Shares, Warrants, Share Purchase Contracts, Share Purchase Units and Debt Securities and to the incorporation by reference therein of our report dated February 19, 2010 (except for the updated disclosures pertaining to resegmenting and Tools joint venture formation occurring in 2010 as described in Notes 1, 2, 3, 6, 15 and 21 as to which the date is November 8, 2010), with respect to the consolidated financial statements of Cooper Industries plc (previously Cooper Industries, Ltd.), and our report dated February 19, 2010, with respect to the effectiveness of internal control over financial reporting of Cooper Industries plc, included in its Current Report on Form 8-K dated November 8, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, TX
November 8, 2010